FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Robert Zimmerman 203-359-5131

WWE® Reports 2010 Second Quarter Results

STAMFORD, Conn., August 5, 2010 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its second quarter ended June 30, 2010. Revenues totaled $106.8 million in the second quarter, yielding operating income of $10.3 million and net income of $6.3 million, or $0.08 per share. Impacting comparability to the prior year quarter is the timing of our annual WrestleMania® event, which occurred in the first quarter of 2010 and the second quarter of 2009. Excluding the effects of WrestleMania in the prior year quarter, 2009 second quarter revenues were $106.6 million, operating income was $13.1 million and net income was $10.2 million, or $0.14 per share.

“In the second quarter, our performance fell below management expectations as trends weakened in the latter part of the quarter. Although we believe the continued softness in the economy played a part in our results, recent changes in our talent base may have also impacted key operating metrics, particularly domestic pay-per-view buys and live event attendance,” stated Vince McMahon, Chairman and Chief Executive Officer. “In addition, our profitability was negatively affected by the reduction in revenue from high margin businesses and by the logistical costs related to the Icelandic volcano. We view some of these factors as temporary and, looking ahead, we remain confident in our ability to address these challenges by producing compelling content and cultivating consumer demand. On a positive note, the second quarter reflected improved results in our Home Video business and our continued success in managing our expenses.”

Comparability of Results

WrestleMania XXVI occurred on March 28, 2010, and consequently, was included in our first quarter financial results. However, WrestleMania XXV occurred on April 5, 2009 and was included as part of our second quarter results in 2009. WrestleMania XXV contributed approximately $32.2 million of revenues, $15.0 million of profit contribution ($9.7 million, net of tax) and $0.13 of EPS from across our various business lines in the prior year quarter. For comparative purposes, a schedule excluding the impact of WrestleMania XXV has been provided in the supplemental information included in this release.

Results by Business Segment

Revenues from North America decreased by 32% while revenues outside North America increased 3%, led by our Live and Televised Entertainment segment. Excluding the impact of WrestleMania XXV, revenues from North America decreased 5% and outside North America increased 11%. In addition, there was an approximate $0.7 million favorable impact from foreign exchange rates.

The following tables reflect net revenues by segment and by region for the three months ended June 30, 2010 and June 30, 2009. (Dollars in millions)

	Three Months Ended
	June 30,	June 30,
Net Revenues	2010	2009
Live and Televised Entertainment	$77.4	$109.2
Consumer Products	23.3	20.9
Digital Media	5.4	7.9
WWE Studios	0.7	0.8
Total	$106.8	$138.8

	Three Months Ended
	June 30,	June 30,
Net Revenues by Region	2010	2009
North America	$70.5	$103.5
Europe, Middle East & Africa (EMEA)	21.6	25.3
Asia Pacific (APAC)	7.0	6.4
Latin America	7.7	3.6
Total	$106.8	$138.8

Live and Televised Entertainment

Revenues from our Live and Televised Entertainment businesses were $77.4 million for the current quarter as compared to $109.2 million in the prior year quarter. The 29% decrease in revenues primarily reflects the impact of WrestleMania XXV as previously discussed. Excluding the impact of WrestleMania XXV in the prior year quarter, revenues from our Live and Televised Entertainment businesses were approximately $77.0 million. As such, revenues from our Live and Televised Entertainment businesses were consistent with the prior year quarter on an adjusted basis.
  Live Event revenues were $29.2 million as compared to $34.4 million in the prior year quarter, primarily due to the timing of WrestleMania. WrestleMania XXV generated approximately $8.4 million in revenue in the prior year quarter.
  There were 90 total events, including 28 international events, during the current quarter as compared to 78 events, including 27 international events in the prior year quarter, primarily due to the timing and logistics of our event touring schedule.

  North American events generated $14.3 million of revenues from 62 events as compared to $20.6 million from 51 events in the prior year quarter. North American average attendance decreased 29% to approximately 5,800 from 8,200 in the prior year quarter. The average ticket price for North American events was $39.50 in the current quarter as compared to $46.25 in the prior year quarter. Excluding the impact of WrestleMania XXV in the prior year quarter, revenues were $12.2 million, North American average attendance was 7,200 and average ticket price was $34.47.

  International events generated approximately $14.9 million of revenues from 28 events as compared to $13.8 million from 27 events in the prior year quarter. This rise reflects a successful Latin America tour, including sponsorship revenue and promoter fees, one additional event and a slight increase in average attendance to approximately 8,200 from 8,100. Average ticket prices were $61.47 as compared to $62.77 in the prior year quarter.
  Pay-Per-View revenues were $10.4 million as compared to $35.6 million in the prior year quarter. There were three pay-per-view events produced in the current quarter as compared to five events in the prior year quarter. Excluding the impact of WrestleMania XXV in the prior year quarter, pay-per-view revenues totaled approximately $14.6 million. Beginning in January 2010, the suggested domestic retail price of non-WrestleMania pay-per-view events increased $5.00 to $44.95.
The details for the number of buys (in 000s) are as follows:

	Three Months Ended	Three Months Ended
Events	June 30, 2010	June 30, 2009
WrestleMania	-	960
Backlash®	-	182
Over the Limit™/Judgment Day®	197	228
Extreme Rules™	182	213
Fatal 4 Way™/The Bash™	143	178

Prior events	10	58
Total	532	1,819

  Television Rights Fees revenues were $30.8 million as compared to $28.3 million in the prior year quarter. This increase was primarily due to license fees received from our new WWE Superstars television show and contractual increases from our existing programs.

  Venue Merchandise revenues were $4.3 million as compared to $6.3 million in the prior year quarter. The decrease is due to lower per capita sales, which were $9.74 in the current quarter as compared to $11.26 in the prior year quarter. Excluding the impact of WrestleMania XXV, revenues were $4.9 million and per capita sales were $9.29 in the prior year quarter.

Consumer Products

Revenues from our Consumer Products businesses were $23.3 million versus $20.9 million in the prior year quarter. Consumer Products revenues increased 11% primarily due to the performance of our Home Video business.
  Home Video net revenues were $11.5 million as compared to $8.6 million in the prior year quarter. This rise reflects higher sales of new release and catalog titles. In addition, the quarter had 7 new releases as compared to 5 in the prior year quarter. Shipments increased 29% to approximately 1,072,000 units in the current period. This was partially offset by a 12% decline in the average price per unit to approximately $12.71 reflecting discounted sales and promotions.

  Licensing revenues were $8.7 million as compared to $9.0 million in the prior year quarter, as lower video game and music sales more than offset increased toy sales. Revenues related to video games and music declined by approximately $3.0 million while revenues from toys increased by approximately $2.4 million in the current quarter. The prior year quarter benefited from the launch of a new video game title, Legends of WrestleMania.

  Magazine publishing net revenues were $2.5 million as compared to $3.0 million in the prior year quarter, primarily reflecting lower sell-through rates in the current quarter.
Digital Media

Revenues from our Digital Media related businesses were $5.4 million as compared to $7.9 million in the prior year, representing a 32% decrease.
  WWE.com revenues were $3.0 million as compared to $4.5 million in the prior year quarter, primarily reflecting a decline in online advertising and wireless revenues.

  WWEShop revenues were $2.4 million as compared to $3.4 million in the prior year quarter. The number of orders decreased by 24% to approximately 47,000 while the average revenue per order declined to $50.73 as compared to $51.97 in the prior year quarter.
WWE Studios

During the current quarter, we recorded revenue of $0.7 million related to previously released films as compared to $0.8 million in the prior year quarter. We participate in revenues generated by the distribution of these films after the print, advertising and distribution costs incurred by our distributors have been recouped and the results have been reported to us. Accordingly, we have not recorded revenues for 12 Rounds or The Marine 2. In September, we expect to release our next film project, Legendary. Under our revised film strategy, Legendary will be self-distributed and marketed by WWE. As such, we expect to begin recognizing revenues and expenses associated with the film in our third quarter results.

Profit Contribution (Net revenues less cost of revenues)

Profit contribution decreased to $43.8 million in the current quarter as compared to $63.0 million in the prior year quarter. The lower profit contribution reflects, in part, approximately $15.0 million in WrestleMania XXV related profit in the prior year quarter. Gross profit contribution margin decreased to approximately 41% as compared to 45% in the prior year quarter, driven by a reduction in revenue from our higher margin businesses, such as pay-per-view. In addition, our profitability was negatively affected by approximately $1 million in logistical costs related to the Icelandic volcano. Excluding the impact of WrestleMania XXV in the prior year quarter, our profit contribution decreased $4.2 million or 9% in the current quarter.

Selling, general and administrative expenses

SG&A expenses were $30.1 million for the current quarter as compared to $31.3 million in the prior year quarter, reflecting decreases in bad debt, advertising expense and staff related expenses.

Depreciation and amortization

Depreciation and amortization expense was $3.4 million for the current quarter as compared to $3.6 million in the prior year quarter.

EBITDA

EBITDA was approximately $13.7 million in the current quarter as compared to $31.7 million in the prior year quarter. Excluding the impact of WrestleMania XXV in the prior year quarter, adjusted EBITDA was $16.7 million.

Investment and Other (Expense) Income

The decline in investment income of $0.7 million in the current quarter reflects lower average investment balances in addition to lower average interest rates. Other expense of $1.0 million, as compared to other income of $1.5 million in the prior year quarter, reflects realized foreign exchange gains and losses and the revaluation of warrants held in certain licensees.

Effective tax rate

The effective tax rate was 35% in both the current and prior year quarters.

Summary Results for the Six Months Ended

Total revenues through the six months ended June 30, 2010 were $245.6 million as compared to $246.6 million in the prior year period. Operating income for the current year was $47.6 million versus $44.8 million in the prior year period. Net income was $31.0 million, or $0.41 per share, as compared to $30.2 million, or $0.41 per share, in the prior year period. EBITDA was $52.8 million for the current six month period as compared to $52.2 million in the prior year period.

The following charts reflect net revenues by segment and by geographical region for the six months ended June 30, 2010 and June 30, 2009. (Dollars in millions)

Revenues from outside North America increased 15%, in part due to an approximate $2.8 million favorable impact from foreign exchange rates.

	Net Revenues by Segment
	Six Months Ended
	June 30,	June 30,
	2010	2009
Live and Televised Entertainment	$175.7	$173.3
Consumer Products	54.0	54.0
Digital Media	11.8	14.8
WWE Studios	4.1	4.5
Total	$245.6	$246.6

	Net Revenues by Region
	Six Months Ended
	June 30,	June 30,
	2010	2009
North America	$177.5	$187.3
Europe, Middle East & Africa (EMEA)	40.6	41.4
Asia Pacific (APAC)	14.8	12.6
Latin America	12.7	5.3
Total	$245.6	$246.6

Live and Televised Entertainment

Revenues from our Live and Televised Entertainment businesses were $175.7 million for the current period as compared to $173.3 million in the prior year period, an increase of 1%.

	June 30,	June 30,
	2010	2009
Live Events	$55.2	$52.4
Pay-Per-View	$42.8	$49.2
Venue Merchandise	$10.8	$10.9
Television Rights Fees	$60.2	$53.2
Television Advertising	$2.9	$3.1
WWE Classics On Demand	$2.5	$3.0

Consumer Products

Revenues from our Consumer Products businesses were $54.0 million in both the current and prior year periods.

	June 30,	June 30,
	2010	2009
Home Video	$19.1	$17.8
Licensing	$28.6	$28.8
Magazine Publishing	$5.3	$6.5

Digital Media

Revenues from our Digital Media related businesses were $11.8 million as compared to $14.8 million in the prior year, a decrease of 20%.

	June 30,	June 30,
	2010	2009
WWE.com	$6.4	$8.4
WWEShop	$5.4	$6.4

WWE Studios

We recorded revenue of $4.1 million in the current period related to four of our releases, See No Evil, The Marine, The Condemned, and Behind Enemy Lines: Colombia as compared to $4.5 million in the prior year period, which was led by the performance of The Marine. As discussed above, we have not recorded revenues for 12 Rounds or The Marine 2. In September, we expect to release our next film project, Legendary. Under our revised film strategy, Legendary will be self-distributed and marketed by WWE. As such, we expect to begin recognizing revenues and expenses associated with the film in our third quarter results.

Profit Contribution (Net revenues less cost of revenues)

Profit contribution decreased to $108.8 million in the current period as compared to $114.4 million in the prior year period, reflecting a reduction in revenue from our higher margin businesses, such as pay-per-view. Total profit contribution margin decreased to approximately 44% as compared to 46% in the prior year period.

Selling, general and administrative expenses

SG&A expenses were $55.9 million for the current period as compared to $62.2 million in the prior year period, reflecting declines in legal and professional fees, bad debt and staff related expenses. Prior period expenses include the impact of our corporate restructuring of approximately $2.2 million in severance costs. Excluding the impact of severance costs, adjusted SG&A expenses were $60.0 million for the prior year period.

EBITDA

EBITDA for the current period was approximately $52.8 million as compared to $52.2 million in the prior year period. Excluding the impact of severance costs, adjusted EBITDA for the prior year period was $54.4 million.

Investment and Other Income (Expense)

The $0.8 million decline in investment income in the current period reflects lower average interest rates. Other expense of $2.1 million in the current period as compared to other income of $0.1 million in the prior year period includes the revaluation of warrants held in certain licensees and realized foreign exchange gains and losses.

Effective tax rate

The effective tax rate was 33% in the current period as compared to 35% in the prior year period. The decrease in tax rate year over year was primarily driven by increased benefits from Internal Revenue Code (IRC) Section 199 related to qualified domestic production activities.

Cash Flows

Net cash provided by operating activities was $24.9 million for the six months ended June 30, 2010 as compared to $75.0 million in the prior year period. This decrease was driven by the timing of feature film investments and changes in working capital, including changes in the WWE’s tax position. Capital expenditures were $6.7 million for the current period as compared to $2.9 million in the prior year period.

Additional Information

Additional business metrics are made available to investors on a monthly basis on our corporate website – corporate.wwe.com.

Note: World Wrestling Entertainment, Inc. will host a conference call on August 5, 2010 at 11:00 a.m. ET to discuss the Company’s earnings results for the second quarter of 2010. All interested parties can access the conference call by dialing 888-647-2706 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

World Wrestling Entertainment, Inc., a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly, PG content across all of its platforms including television programming, pay-per-view, digital media and publishing. WWE programming is broadcast in more than 145 countries and 30 languages and reaches more than 500 million homes worldwide. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, Chicago, London, Shanghai, Singapore, Tokyo, Toronto and Mexico City. Additional information on World Wrestling Entertainment, Inc. (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, copyrights and logos are the exclusive property of World Wrestling Entertainment, Inc. and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to maintaining and renewing key agreements, including television distribution agreements; the need for continually developing creative and entertaining programming; the continued importance of key performers and the services of Vincent McMahon; the conditions of the markets in which we compete; acceptance of the Company's brands, media and merchandise within those markets; uncertainties relating to regulatory and litigation matters; risks resulting from the highly competitive nature of our markets; the importance of protecting our intellectual property and complying with the intellectual property rights of others; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to our film business and any new business initiative which we may undertake; risks relating to the large number of shares of common stock controlled by members of the McMahon family; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition, our dividend is significant and is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends, general economic and competitive conditions and such other factors as our Board of Directors may consider relevant, including a waiver by the McMahon family of a portion of the dividends.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Net revenues	$106,842	$138,794	$245,567	$246,619

Cost of revenues	63,094	75,750	136,779	132,187
Selling, general and administrative expenses	30,083	31,372	55,962	62,229
Depreciation and amortization	3,411	3,593	5,250	7,376

Operating income	10,254	28,079	47,576	44,827

Investment income, net	497	1,175	980	1,791
Interest expense	67	88	138	179
Other (expense) income, net	(1,030)	1,457	(2,072)	132

Income before income taxes	9,654	30,623	46,346	46,571

Provision for income taxes	3,403	10,749	15,358	16,375

Net income	$6,251	$19,874	$30,988	$30,196

Earnings per share – basic:
Net income	$0.08	$0.27	$0.42	$0.41

Earnings per share – diluted:
Net income	$0.08	$0.27	$0.41	$0.41

Shares used in per share calculations:
Basic	74,303	73,513	74,267	73,494
Diluted	75,230	74,279	75,228	74,137

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	June 30,	December 31,
	2010	2009
ASSETS

CURRENT ASSETS:

Cash and equivalents	$97,776	$149,784
Short-term investments	99,797	58,440
Accounts receivable, net	48,123	62,732
Inventory, net	1,628	2,182
Prepaid expenses and other current assets	30,934	21,721

Total current assets	278,258	294,859

PROPERTY AND EQUIPMENT, NET	81,740	84,376

FEATURE FILM PRODUCTION ASSETS	49,923	37,053

INVESTMENT SECURITIES	14,727	22,370

INTANGIBLE ASSETS, NET	218	276

OTHER ASSETS	1,594	1,687

TOTAL ASSETS	$426,460	$440,621

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$1,125	$1,082
Accounts payable	20,953	21,281
Accrued expenses and other liabilities	25,063	35,164
Deferred income	20,409	14,603

Total current liabilities	67,550	72,130

LONG-TERM DEBT	2,216	2,790
NON-CURRENT TAX LIABILITIES	13,215	17,152
NON-CURRENT DEFERRED INCOME	10,706	11,528

STOCKHOLDERS' EQUITY:
Class A common stock	270	257
Class B common stock	465	477
Additional paid-in capital	332,928	326,008
Accumulated other comprehensive income	2,718	2,377
Retained (deficit) earnings	(3,608)	7,902
Total stockholders' equity	332,773	337,021

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$426,460	$440,621

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2010	2009
OPERATING ACTIVITIES:
Net income	$30,988	$30,196
Adjustments to reconcile net income to net cash provided by
operating activities:
Amortization of feature film production assets	2,507	2,530
Revaluation of warrants	(226)	699
Depreciation and amortization	5,251	7,376
Realized gain on sale of investments	(52)	(613)
Amortization of investment income	776	627
Stock compensation costs	4,957	3,036
(Recovery) provision for doubtful accounts	(606)	1,847
Provision for inventory obsolescence	961	1,000
Benefit from deferred income taxes	(5,484)	(971)
Excess tax benefit from stock-based payment arrangements	(193)	(1)
Changes in assets and liabilities:
Accounts receivable	15,215	(823)
Inventory	(407)	765
Prepaid expenses and other assets	(6,015)	9,043
Feature film production assets	(15,610)	(1,311)
Accounts payable	(328)	1,177
Accrued expenses and other liabilities	(11,767)	21,244
Deferred income	4,982	(792)
Net cash provided by operating activities	24,949	75,029

INVESTING ACTIVITIES:
Purchase of property and equipment	(6,626)	(2,875)
Proceeds from infrastructure incentives	4,130	-
Purchase of other assets	(60)	(37)
Purchase of short-term investments	(63,003)	(18,806)
Proceeds from sales or maturities of investments	29,414	30,630
Net cash (used in) provided by investing activities	(36,145)	8,912

FINANCING ACTIVITIES:
Repayments of long-term debt	(532)	(492)
Dividends paid	(41,579)	(40,959)
Issuance of stock, net	508	508
Proceeds from exercise of stock options	598	252
Excess tax benefit from stock-based compensation arrangements	193	1
Net cash used in financing activities	(40,812)	(40,690)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(52,008)	43,251
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	149,784	119,655
CASH AND CASH EQUIVALENTS, END OF PERIOD	$97,776	$162,906

World Wrestling Entertainment, Inc.
Supplemental Information - Adjusted Income Statement
Excluding Impact of WrestleMania XXV
(dollars in millions)
(Unaudited)

	Q2 2010	Q2 2009	Q2 2009	Q2 2009
	Reported	Reported	WM XXV	Adjusted
Revenues:

Live & Televised Entertainment

Live Events	$29.2	$34.4	$8.4	$26.0
Venue Merchandise	4.3	6.3	1.4	4.9
Pay-Per-View	10.4	35.6	21.0	14.6
Television Rights Fees	30.8	28.3	-	28.3
Television Advertising	1.5	1.7	-	1.7
Other	1.2	2.9	1.4	1.5
Total Live & Televised Entertainment	77.4	109.2	32.2	77.0

Consumer Products	23.3	20.9	-	20.9

Digital Media	5.4	7.9	-	7.9

WWE Studios	0.7	0.8	-	0.8
Total Revenues	$106.8	$138.8	$32.2	$106.6

Profit Contribution

Live & Televised Entertainment	$29.3	$46.9	$15.0	$31.9
Consumer Products	12.9	12.9	-	12.9
Digital Media	2.0	3.4	-	3.4
WWE Studios	(0.4)	(0.2)	-	(0.2)

PROFIT CONTRIBUTION	$43.8	$63.0	$15.0	$48.0

Selling, General & Administrative	30.1	31.3	-	31.3

EBITDA	$13.7	$31.7	$15.0	$16.7

Depreciation & Amortization	3.4	3.6	-	3.6

Operating Income	$10.3	$28.1	$15.0	$13.1

Investment, interest and other (expense)
income, net	(0.7)	2.5	-	2.5

Income before taxes	$9.6	$30.6	$15.0	$15.6

Provision for income taxes	3.3	10.7	5.3	5.4

Net Income	$6.3	$19.9	$9.7	$10.2

EPS basic and diluted	$0.08	$0.27	$0.13	$0.14

World Wrestling Entertainment, Inc.
Supplemental Information - EBITDA
(dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Net income reported on U.S. GAAP basis	$6,251	$19,874	$30,988	$30,196

Provision for income taxes	3,403	10,749	15,358	16,375

Investment, interest and other expense (income), net	600	(2,544)	1,230	(1,744)

Depreciation and amortization	3,411	3,593	5,250	7,376

EBITDA	$13,665	$31,672	$52,826	$52,203

Non-GAAP Measure:

EBITDA is defined as net income before investment, interest and other expense/income, income taxes, depreciation and amortization. The Company’s definition of EBITDA does not adjust its U.S. GAAP basis earnings for the amortization of Feature Film production assets. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Net cash (used in) provided by operating activities	$(13,094)	$27,711	$24,949	$75,029

Less cash used in capital expenditures:
Purchase of property and equipment	(3,879)	(1,407)	(6,626)	(2,875)
Proceeds from infrastructure incentives	890	-	4,130	-
Purchase of other assets	-	(21)	(60)	(37)

Free Cash Flow	$(16,083)	$26,283	$22,393	$72,117

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.